Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of PositiveID Corporation on Form S-8 (Nos. 333-142671, 333-145445, 333-157369, 333-163066, 333-170958 ,333-176716 and 333-182781), and Post Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-161991) of our report dated April 16, 2013 on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012, which report is included in this Annual Report on Form 10-K.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York
April 16, 2013